Exhibit 10.27

EXECUTION VERSION

THIRD AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This Third Amendment to the Master Repurchase and Securities Contract Agreement (this “Amendment”), dated as of June 12, 2017, is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”), and TPG RE FINANCE 2, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Seller and Buyer have entered into that certain Master Repurchase and Securities Contract Agreement dated as of August 19, 2015 as amended by that certain First Amendment to the Master Repurchase and Securities Contract Agreement, dated as of December 29, 2015 and that certain Second Amendment to the Master Repurchase and Securities Contract Agreement, dated as of November 3, 2016 (as the same may be further amended, modified or supplemented from time-to-time, collectively, the “Master Repurchase Agreement”); and

WHEREAS, Seller and Buyer wish to modify certain terms and provisions of the Master Repurchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. First Renewal Option. Seller and Buyer hereby agree to Seller’s exercise of the First Renewal Option on the date hereof and agree that, subject to payment of the Renewal Standby Fee, the Availability Period Renewal Conditions are deemed to have been satisfied. From and after the date hereof, the Availability Period Expiration Date shall be August 19, 2018, as such date may be further extended in accordance with Article 3(h) of the Master Repurchase Agreement.

2. Amendments to Master Repurchase Agreement. The Master Repurchase Agreement is hereby amended as follows:

(a) The definition of “Debt Yield Margin Percentage” in Article 2 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“Debt Yield Margin Percentage” shall mean, with respect to any Purchased Asset, on any date of determination:

(i) if the Minimum Debt Yield for the related Purchased Asset is less than ten percent (10%), a percentage equal to (A) the Minimum Debt Yield for such Purchased Asset, minus (B) one percent (1%), and

(ii) if the Minimum Debt Yield for the related Purchased Asset is equal to or greater than ten percent (10%), a percentage equal to the product of (A) ninety percent (90%) and (B) the Minimum Debt Yield for such Purchased Asset.

(b) The definition of Margin Availability in Article 2 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“Buyer’s Margin Amount” shall mean the lesser of: (a) with respect to any Purchased Asset, on any date of determination, the product of (i) the Maximum LTV for such Purchased Asset as set forth in the related Confirmation (as determined by Buyer in its sole good faith discretion), multiplied by (ii) the Market Value for such Purchased Asset; or (b) with respect to any Purchased Asset, on any date of determination, the amount of Purchase Price that can be outstanding on such Purchased Asset such that the Debt Yield for such Purchased Asset is no lower than the Minimum Debt Yield for such Purchased Asset.

(c) The definition of “Maximum Facility Amount” in Article 2 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“Maximum Facility Amount” shall mean $750,000,000.00; provided, that any amounts paid to Buyer on account of a Repurchase Price may be readvanced hereunder and utilized for purchasing additional Assets in accordance with the terms of this Agreement; provided further, however, that (i) from and after the commencement of the Term Out Period, the Maximum Facility Amount shall be reduced, from time to time, as applicable, by all Principal Proceeds which are applied in reduction of the aggregate outstanding Purchase Prices and (ii) during a Wind Down Period, Seller may, from time to time, reduce the Maximum Facility Amount by an amount up to the positive difference, as of the relevant date of determination, when subtracting the then current aggregate Repurchase Prices of all Purchased Assets from the then current Maximum Facility Amount.

(d) The definition of “Minimum Debt Yield” in Article 2 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“Minimum Debt Yield” shall mean the Minimum Debt Yield for any Purchased Asset as of the applicable time period as set forth in the Confirmation for such Purchased Asset.

(e) The definition of “Margin Deficit” in Article 2 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“Margin Deficit” shall mean the greater of: (i) LTV Margin Deficit (as defined in Article 4(a)) and (ii) Debt Yield Margin Deficit (as defined in Article 4(b)).

(f) The following definitions are hereby deleted from Article 2 of the Master Repurchase Agreement in their entirety: “Debt Yield Purchased Asset” and “LTV Purchased Asset”.

(g) Article 3(b)(iv)(H) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(H) (Intentionally Omitted);

(h) Article 3(b)(iv)(I) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(I) the Maximum LTV of the Purchased Assets included in the Transaction;

(i) Article 3(b)(iv)(J) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(J) the Minimum Debt Yield of the Purchased Assets included in the Transaction;

(j) The Confirmation Statement as set forth in Exhibit I of the Master Repurchase Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

(k) Article 4 of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE 4.

MARGIN MAINTENANCE

(a) If at any time, the outstanding Purchase Price for any Purchased Asset is greater than an amount equal to the product of (i) Buyer’s LTV Margin Percentage multiplied by (ii) Market Value for such Purchased Asset (an “LTV Margin Deficit”) then Buyer may by notice to Seller (each, an “LTV Margin Notice”) require Seller to, at Seller’s option, within two (2) Business Days of Seller’s receipt of any such LTV Margin Notice: (i) repurchase such Purchased Asset at its respective Repurchase Price, (ii) make a cash payment in reduction of the Purchase Price of such Purchased Asset, (iii) deliver Cash Equivalents subject to Buyer’s satisfaction in Buyer’s sole discretion, or (iv) choose any combination of the foregoing. Notwithstanding the foregoing, in the event Seller or Guarantor must issue a capital call to its investors to satisfy such LTV Margin Deficit and Seller has provided Buyer with evidence thereof within two (2) Business Days of Seller’s receipt of any such Margin Notice, then Seller shall have an additional three (3) Business Days to satisfy such LTV Margin Deficit with respect to the related Purchased Asset in accordance with the terms of this Article 4(a). An LTV Margin Deficit shall be deemed to no longer exist when, after giving effect to any payments, repurchases or transfers provided in this Article 4(a), the LTV with respect to any such Purchased Asset is less than or equal to the Maximum LTV set forth on the related Confirmation.

(b) If at any time, the Debt Yield for any Purchased Asset is less than the Debt Yield Margin Percentage for such Purchased Asset (a “Debt Yield Margin Deficit”) then Buyer may by notice to Seller (each, a “Debt Yield Margin Notice”) require Seller to, at Seller’s option, within two (2) Business Days of Seller’s receipt of any such Debt Yield Margin Notice: (i) repurchase such Purchased Asset at its respective Repurchase Price, (ii) make a cash payment in reduction of the Purchase Price of such Purchased Asset, (iii) deliver Cash Equivalents subject to Buyer’s satisfaction in Buyer’s sole discretion, (iv) choose any combination of the foregoing. Notwithstanding the foregoing, in the event Seller or Guarantor must issue a capital call to its investors to satisfy such Debt Yield Margin Deficit and Seller has provided Buyer with evidence thereof within two (2) Business Days of Seller’s receipt of any such Debt Yield Margin Notice, then Seller shall have an additional three (3) Business Days to satisfy such Debt Yield Margin Deficit with respect to the related Purchased Asset in accordance with the terms of this Article 4(b). A Debt Yield Margin Deficit shall be deemed to no longer exist when, after giving effect to any payments, repurchases or transfers provided in this Article 4(b), the Debt Yield with respect to any such Purchased Asset is equal to or greater than the Minimum Debt Yield set forth on the related Confirmation.

(c) The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

3. Effectiveness. The effectiveness of this Amendment is subject to receipt by Buyer of the following:

(a) Amendment. This Amendment, duly executed and delivered by Seller and Buyer;

(b) Amendment to Fee Letter. The Third Amendment to Fee Letter, dated as of the date hereof (the “Fee Letter Amendment”), by and between Buyer and Seller.

(c) Responsible Officer Certificate. A signed certificate from a Responsible Officer of Seller certifying: (i) that no amendments have been made to the organizational documents of Seller, Pledgor and Guarantor since August 19, 2015, unless otherwise stated therein; and (b) the authority of Seller and Guarantor to execute and deliver this Amendment and the other Transaction Documents to be executed and delivered in connection with this Amendment.

(d) Good Standing. Certificates of existence and good standing and/or qualification to engage in business for the Seller, Pledgor and Guarantor.

(e) Legal Opinion. Opinions of outside counsel to Seller reasonably acceptable to Buyer as to such matters as Buyer may reasonably request, provided, that the execution of this Amendment by Buyer shall evidence satisfaction of this condition.

(f) Fees. Payment by Seller of (i) the Third Supplemental Standby Fee (as defined in the Fee Letter Amendment) on the date hereof, the Renewal Standby Fee on the date hereof and (ii) the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

4. Continuing Effect; Reaffirmation of Guarantee. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.

5. Binding Effect; No Partnership; Counterparts. The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

6. Further Agreements. Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

7. Governing Law. The provisions of Article 19 of the Master Repurchase Agreement are incorporated herein by reference.

8. Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

9. References to Transaction Documents. All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

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IN WITNESS WHEREOF, the parties have executed this Amendment as a deed as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins Title: Authorized Person

SELLER:

TPG RE FINANCE 2, LTD., a Cayman Islands exempted company

By:	/s/ Matthew Coleman
Name: Matthew Coleman Title: Vice President, Transactions

AGREED AND ACKNOWLEDGED:

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman Title: Vice President, Transactions

EXHIBIT A

CONFIRMATION STATEMENT

GOLDMAN SACHS BANK USA

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which GOLDMAN SACHS BANK USA, a New York state-chartered bank, shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase and Securities Contract Agreement, dated as of August 19, 2015 (the “Master Repurchase and Securities Contract Agreement”), between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and TPG RE FINANCE 2, LTD., a Cayman Islands exempted company (“Seller”) on the following terms. Capitalized terms used herein without definition have the meanings given in the Master Repurchase and Securities Contract Agreement.

Purchase Date:	, 20

Purchased Assets:	[Name]: As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Assets:	[$ ]

Repurchase Date:

Purchase Price:	[$ ]

Market Value:	[$ ]

LTV:

Change in Purchase Price	[$ ]

Hedge-Required Asset [Y/N]

Pricing Rate:	LIBOR Rate plus %

Advance Rate:

Maximum Advance Rate:

Applicable Spread:

Maximum LTV:

Minimum Debt Yield:	Time Period	Underwritten Net Operating Income	Minimum Debt Yield

Net Operating Income:

Debt Yield:

Remaining Future Funding Advances:

Governing Agreements:	As identified on attached Schedule 1

Requested Wire Amount:

Requested Fund Date:

Type of Funding:	[Table/Non-table]

REMIC-Eligible Asset: [Y/N]

Wiring Instructions:	See Schedule 2

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